TEREX CORPORATION AMENDED AND RESTATED DEFERRED COMPENSATION PLAN


     THIS TEREX CORPORATION AMENDED AND RESTATED DEFERRED COMPENSATION PLAN, dated as of March 11, 2004, established by TEREX CORPORATION, a Delaware corporation authorized to do business in the State of Connecticut, 500 Post Road East, Suite 320, Westport, CT 06880 (hereinafter referred to as the "Corporation"),

                                WITNESSETH THAT:

     WHEREAS, the Corporation established the Terex Deferred Compensation Plan effective January 1, 1997 as amended as of February 1, 1997 (the "Original Plan"), and the Original Plan provided that the Corporation may amend the Plan at any time;

     WHEREAS, the Corporation amended and restated the Original Plan as of December 1, 1997, January 1, 2002 and January 1, 2004 (the Original Plan as amended and restated shall be referred to as the "Plan");

     WHEREAS, the Corporation recognizes the valuable services heretofore performed for it by the employees and the outside directors participating in this Plan (the "Participants");

     WHEREAS, the Corporation has established this Plan to provide retirement and death benefits, and benefits in the event of any other termination of employment or service as an outside director, as provided herein to a select group of management or highly compensated employees (the "Employees") and the outside directors;

     WHEREAS, each Participant desires to receive such benefits and to defer a portion of his or her compensation;

     WHEREAS, the Corporation has established a trust dated as of January 1, 1997 (the "Trust") to assist in providing the benefits under this Plan; and

     WHEREAS, the Corporation desires to provide the terms and conditions upon which the Corporation shall pay such additional compensation through the Trust to the Participants;

     NOW, THEREFORE, in consideration of these premises, the Corporation amends and restates the Plan as follows:

1. Establishment and Purposes.
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     a. Establishment. The Corporation established the Plan as of January 1,
1997, and amended the Plan as of February 1, 1997, December 1, 1997, January 1, 2002 and January 1, 2004.

     b. Name. The Plan shall be known as the "Terex Deferred Compensation Plan."

     c. Purpose. The purpose of the Plan is to defer the payment of a portion of the compensation of the Participants, including the portion deferred by each Participant in accordance with an annual Deferral Election, so that such amount may be paid to the Participants (or their beneficiaries) upon retirement or death or other termination of employment as specified herein.

2. Definitions.
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     Except as otherwise provided herein, the following terms shall have the definitions hereinafter indicated wherever used in this Plan with initial


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capital letters:

     a. Beneficiary: Any person, entity, or any combination thereof designated by the Participant, on a Beneficiary Designation Form acceptable to the Corporation, to receive benefits under this Plan in the event of the Participant's death, or in the absence of any such designation, his or her estate.

     b. Beneficiary Designation: The designation by the Participant of his or her Beneficiary or Beneficiaries, as amended from time to time, and in a form acceptable to the Corporation.

     c. Code: The Internal Revenue Code of 1986, as amended.

     d. Compensation: All wages, salaries, bonuses, director fees and Restricted Stock Awards to be paid to a Participant for services rendered to the Corporation, other than stock options issued to a Participant pursuant to a qualified stock option plan (not including any amounts deferred by the Corporation under the provisions of this Plan). Compensation may also include severance pay, pursuant to Section 2i of the Plan.

     e. Deferral Election: The form or other method of deferral acceptable to the Corporation that provides for the Participant to elect to defer a portion of his or her Compensation or other amounts or items.

     f. Deferred Compensation Account: Shall have the meaning set forth in
Section 4 of this Plan.

     g. Earnings: The amount credited to each Participant's Deferred Compensation Account as earnings, as provided in Section 4 hereof.

     h. Effective Date of the Plan: January 1, 1997.

     i. Employee: An employee of the Corporation who is selected by the Corporation to participate in this Plan, and who elects to participate in this Plan by executing and delivering to the Corporation a Deferral Election which is satisfactory to the Corporation. At the discretion of the Corporation, an employee may also include an individual who is receiving severance payments from the Corporation. The ability of such an individual to make deferrals to the Plan will cease when the individual no longer receives severance payments from the Corporation.

     j. Investment Designation: The provisions of the Deferral Election providing for the investment designation by the Participant as described in
Section 4 of this Plan, as amended from time to time, and as acceptable to the Corporation.

     k. Normal Retirement Age: Fifty-five (55) years of age.

     l. Plan: This Terex Deferred Compensation Plan.

     m. Plan Year: January 1 through December 31.

     n. Retirement: The termination of a Participant's employment with the Corporation after attaining Normal Retirement Age.

     o. Year of Participation. A Plan Year during which an Employee is employed on a full-time basis with the Corporation or an outside director serves on the Corporation's Board of Directors. An Employee who is employed on a full-time basis for any portion of a Plan Year and an outside director who sits on the

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Corporation's Board of Directors for any portion of a Plan Year shall be credited with a Year of Participation for that Plan Year.

3. Participant's Deferrals.
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     As a condition to participating in this Plan, a Participant shall execute and file with the Corporation, a Deferral Election, designating the portion of his or her Compensation or other amount or items which shall be deferred hereunder; provided, however, that the Participant shall not defer more than a certain percentage of his or her regular salary as designated by the Corporation from time to time (the initial maximum shall be twenty percent (20%) of his or her regular salary), and further provided that no amount shall be deferred from any amount which was payable to the Participant before the Participant executed the Deferral Election. A Participant may defer up to one hundred percent (100%) of his or her bonus, director fees or Restricted Stock Awards. All deferrals of salary, director fees or bonus shall be in increments of one percent (1%) or, if acceptable to the Corporation, a specific dollar amount (or the Participant can elect to receive a specified dollar amount of his or her bonus and defer the remainder). Furthermore, a Participant may defer any other amount or item which the Corporation permits to be deferred as provided under a Deferral Election executed by the Participant and acceptable to the Corporation. Unless otherwise agreed by the Corporation and the Participant, all Deferral Elections shall apply to Compensation or other amounts or items for one Plan Year, and a new Deferral Election may be executed for each Plan Year. If an individual, such as a new employee or new outside director of the Corporation, becomes a Participant under this Plan after the beginning of a Plan Year, the Participant may execute and file with the Corporation, prior to becoming a Participant in this Plan, a Deferral Election, in a form acceptable to the Corporation, that will be effective for the remainder of that Plan Year.

4. Deferred Compensation Account, Earnings, and Corporation Matching
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Contributions.
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     a. Deferred Compensation Account. Any Compensation or other amounts or items deferred by a Participant shall be credited to a deferred compensation bookkeeping account maintained by the Plan recordkeeper for the Participant. The Plan recordkeeper shall update the Participant's Deferred Compensation Account (including Earnings) on a daily basis.

     b. Earnings. Earnings with respect to each deferral shall be credited to the Participant's Deferred Compensation Account as measured by the applicable Investment Designation. The two available options for the Investment Designation shall be (i) Terex stock, and (ii) a bond index (the "Bond Index"), selected by the Corporation, which shall provide an interest rate which mirrors an investment in the corporate bonds of companies rated Baa or higher. The Corporation may change the options available and the applicable bond index from time to time. With respect to a Bond Index designation, any interest rate credited to the Participant's Deferred Compensation Account in any given month shall be the interest rate for the penultimate month. With respect to a Terex stock designation, the deemed purchase price for measuring Earnings hereunder will be the closing price of Terex stock listed in The Wall Street Journal on the day it is posted to the Participant's Deferred Compensation Account. All designations of a particular Investment Designation must constitute at least ten percent (10%) of the deferral. The Earnings credited to the Deferred Compensation Account shall be an amount equal to the amount which would have been earned if the Participant's Deferred Compensation Account had been applied or invested in accordance with the Investment Designation. In the event of any losses based on an Investment Designation, the Participant's Deferred Compensation Account shall be reduced accordingly, and the Corporation shall have no obligation or responsibility with respect to any such losses.

     c. Corporation's Matching Contributions.

          (1) In addition, the Corporation shall match twenty-five percent (25%) of the Participant's deferrals for which the Participant's Investment Designation is Terex stock (herein the "Terex Matching Contributions"). This is the only matching contribution the Corporation shall make.

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     Notwithstanding any contrary provision contained herein, Terex Matching
     Contributions shall not apply to Restricted Stock (as such term is defined in any Terex Incentive Compensation Plan) deferred by a Participant in accordance with the provisions of this Plan.

          (2) Terex Matching Contributions will cease to be made after March 10, 2014.

     d. Change of Control. In the event of a "Change of Control" as such term is defined in Section 13(d) of the Trust, the Corporation shall make contributions to the Trust in connection with such Change of Control so that the Trust will have sufficient funds to pay all benefits earned or accrued as of such date and all benefits reasonably expected to be earned or accrued thereafter as calculated by the Corporation based on reasonable assumptions.

     e. No Rights in Specific Assets. The Corporation, in its sole and absolute discretion, may (or may not) acquire any item indicated in the Participant's Investment Designation, and any investment product or other item so acquired for the convenience of the Corporation shall be the sole and exclusive property of the Corporation (or a trust established by the Corporation) with the Corporation (or a trust established by the Corporation) named as owner and beneficiary thereof. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     f. Change in Investment Designations. A Participant may not change his or her Investment Designation with respect to any portion of the Participant's Deferred Compensation Account.

5. Benefit Payments.
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     a. Amount. At such time as a pre-retirement or accelerated distribution is due, or upon a Participant's Retirement, death, or other termination of employment or service as an outside director, the Corporation shall pay benefits as follows:

          (1) Retirement or Termination of Employment After Five Years of Participation. If the Participant's employment or service as an outside director terminates after he or she attains Normal Retirement Age or after he or she has attained five Years of Participation, such Participant shall receive payments:

               (i) as designated in his or her Deferral Elections as applicable; provided, however, that any changes shall be effective only if received prior to the last day of the Plan Year in which the employment terminates, or

               (ii) if such Participant has failed to make any such designation for any amount, with respect to such amount, such Participant shall receive the amount of his or her Deferred Compensation Account balance, payable in a lump sum in the Plan Year following his or her Retirement.

The Participant may request to receive such payments in (i) a lump sum, based on the value of the Participant's Deferred Compensation Account on the last business day of the year in which the termination or retirement occurs, or (ii) in five (5), ten (10) or fifteen (15) substantially equal annual payments, provided that such payment terms shall only apply if the Corporation and Participant enter into a bona fide agreement regarding such payment terms, and further provided that if the Employee becomes a full-time employee for any other entity or individual within a reasonable time after the termination of the Employee's employment with the Corporation, the payments hereunder shall not commence until the Employee is no longer a full-time employee for any entity or individual. Any installment payment hereunder shall equal the quotient determined by dividing the Participant's remaining Deferred Compensation Account

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balance at the time of payment by the number of remaining installments
(including the current installment), provided that in the event of an Investment Designation of the Bond Index, the portion relating to the Bond Index designation shall be paid assuming level remaining payments at the prevailing year-end rates.

          (2) Termination of Employment Before Attaining Normal Retirement Age and Five Years of Participation. In the event that the Participant's employment or service as an outside director with the Corporation terminates before he or she attains Normal Retirement Age, and before he or she has attained five Years of Participation, the Corporation shall pay, in a lump sum to the Participant, the entire amount of his or her Deferred Compensation Account in the Plan Year after the Participant's employment terminates. The Corporation shall have no further liability hereunder to the Participant or his or her Beneficiary, assigns or other successors after making any lump sum payment under this Section 5a(2).

          (3) Pre-Retirement. A Participant may elect to receive payment of all or a portion of a deferral before the Participant retires. Except as provided in Sections 5c and 5d, all deferrals must remain in the Participant's Deferred Compensation Account for at least portions of three Plan Years. The Participant may make the election to receive a pre-retirement payment when the Participant completes the Deferral Election for the given Plan Year. The pre-retirement payment may be paid in a lump sum or in a four (4) year stream, which will be paid in the same manner as an installment payment payable under Section 5a(1).

          (4) Death. In the event of the Participant's death before he or she has received all amounts under his or her Deferred Compensation Account, upon the Participant's death, any benefits payable in the year of death will remain payable in that year. The remaining balance in the Participant's Deferred Compensation Account shall be paid to the Participant's Beneficiary in the Plan Year after the Participant's death in a lump sum, or in accordance with new written payment instructions established by the Beneficiary, at the Beneficiary's option. If the Beneficiary files new written payment instructions, the Beneficiary may choose among any distribution schedule that was available to the Participant at the time of the Participant's death. To be effective, any distribution schedule established by the Beneficiary must be received by the Trustee prior to the last business day of the year in which the Participant dies. After the payment of the distribution(s), the Corporation shall have no further obligations hereunder to the Participant or his or her Beneficiary, assigns or other successors.

          (5) Corporation's Lump Sum Payment Option. Notwithstanding any other provision herein, in all cases whenever benefits are payable hereunder, the Corporation, at its option, may elect to pay the entire remaining balance of the Participant's Deferred Compensation Account at any time (whether or not any installment or other payments have already been made), and upon making such lump sum payment, the Corporation shall have no further obligation to such Participant or his or her Beneficiary or assigns or other successors hereunder.

     b. Form of Distribution. Any portion of a Participant's Deferred Compensation Account that has an Investment Designation of Terex stock will be distributed in Terex shares, except for fractional shares, which will distributed in cash. Any portion of a Participant's Deferred Compensation Account that has an Investment Designation of the Bond Index shall be paid in cash.

     c. Hardship Withdrawals. A Participant may request a distribution hereunder in response to an "unforeseeable emergency," defined herein as an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted. Any early withdrawal on account of hardship shall be paid in the form described in Section 5b and limited to the amount necessary to meet the emergency, and the amount otherwise payable hereunder shall be reduced accordingly. The purchase of a primary residence or tuition payments by

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themselves would not qualify as an "unforeseeable emergency" and, therefore, no hardship distribution would be made in such events. A request for a hardship withdrawal must be reviewed and approved by the administrative committee represented by Corporate Human Resources, Legal and Finance departments of the Corporation, before a hardship distribution shall be made hereunder. A hardship distribution shall be made as soon as practicable following the approval of the distribution by the administrative committee.

     d. Acceleration of Distribution. In the absence of an "unforeseeable emergency," a Participant or Beneficiary may still accelerate a distribution. Any acceleration of a distribution under this subsection will be paid in the form described in Section 5b, shall result in a forfeiture of 10% of the amount of the distribution, and such forfeiture shall default to the Corporation. The Participant or Beneficiary will also forfeit any matching contribution which is attributable to any deferral that, due to the acceleration of a distribution, stays in the Plan for less than one full Plan Year. For these purposes, deferrals will be treated as distributed on a "first in, first out" basis. In addition, any Participant who receives an accelerated distribution shall be prohibited from making further deferrals under the Plan until the annual enrollment period which next follows the expiration of twelve months from the date on which the Participant requested the accelerated distribution. An accelerated distribution shall be made as soon as practicable following the date on which the Corporation receives the request for the accelerated distribution.

     e. Payment Only from Corporation Assets. Any payment of benefits to a Participant or his or her Beneficiary shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Corporation; no person shall have or acquire any interest in such assets by virtue of the provisions of this Plan. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     f. Beneficiaries. A Participant may designate his or her Beneficiary or Beneficiaries to receive the amounts as provided herein after his or her death in accordance with the Beneficiary Designation. In the absence of such a designation, the Corporation shall pay any such amount to the Participant's estate.

     g. No Trust. Nothing contained in this Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust of any kind.

6. Determination of Benefits, Claims Procedure and Administration.
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     a. Determinations. The Corporation shall make all determinations as to rights to benefits under this Plan. Any decision by the Corporation denying a claim for benefits under this Plan by a Participant or any other claimant shall be stated in writing by the Corporation and delivered or mailed to the claimant. Each such notice shall set forth the specific reasons for the denial, written to the best of the Corporation's ability in a manner that may be understood without legal or actuarial counsel. The Corporation shall afford a reasonable opportunity to the claimant whose claim for benefits has been denied for a review of the decision denying such claim.

     b. Interpretation. Subject to the foregoing: (i) the Corporation shall have full power and authority to interpret, construe and administer this Plan; and
(ii) the interpretation and construction of this Plan by the Corporation, and any action taken hereunder, shall be binding and conclusive upon all parties in interest.

     c. Reports. The Corporation shall have the Plan recordkeeper provide the Participant with a statement reflecting the amount of the Participant's Deferred Compensation Account and a projection of benefits using the current

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earning(s) rates, on a quarterly basis.

     d. No Liability. No employee, agent, officer, trustee or director of the Corporation shall incur any liability for the breach of any responsibility, obligation or duty in connection with any act done or omitted to be done in good faith in the interpretation, construction, administration or management of the Plan and shall be indemnified and held harmless by the Corporation from and against any such liability, including all expenses reasonably incurred in their defense if the Corporation fails to provide such defense.

7. Non-Assignability of Benefits.
---------------------------------
     Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate the Participant's participation in this Plan; the Corporation shall thereupon have no further liability hereunder with respect to such Participant and his or her Beneficiary.

8. Amendment.
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     This Plan may not be amended, altered, modified or terminated, except by a written instrument signed by the Corporation, subject to any requirement for stockholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Terex common stock is listed and quoted; provided that no such termination shall adversely affect a Participant's entitlement to benefits attributable to amounts credited to his or her Deferred Compensation Account prior to the termination of this Plan.

9. Impact on Other Benefits.
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     Except as otherwise required by the Code or any other applicable law, this
Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Corporation to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

10. Notices.
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     Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Corporation or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the principal office of the Corporation, or if to a Participant or Beneficiary to such individual or entity's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

11. Tax Withholding.
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     The Corporation shall have the right to deduct from all payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

12. Governing Law.
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     This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

     IN WITNESS WHEREOF, the Corporation has executed and adopted this Plan as of the date first above written.


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